Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-84779, 333-110061, 333-142743, 333-155298, and 333-176283 on Form S-8, Registration Statement Nos. 333-122823, 333-155303, 333-177908 on Form S-3, and Registration Statement No. 333-165270 on Form S-4 of our report dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of Regal Beloit Corporation and subsidiaries and the effectiveness of Regal Beloit Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Regal Beloit Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

February 29, 2012